NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES AGREEMENT TO ACQUIRE UNDEVELOPED LAND IN PENNSYLVANIA

NEW YORK, NEW YORK (September 24, 2012) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced that its real estate division, Griffin Land, has entered into an agreement to acquire an approximate 49 acre parcel of undeveloped land in the Lehigh Valley of Pennsylvania for $7.2 million, before closing costs. The land to be acquired, located in Hanover Township, is expected to support the development of two industrial buildings totaling at least 500,000 square feet, although there are no approvals currently in place for such development. Closing on this land purchase is subject to several conditions, including the satisfactory outcome of due diligence to be performed.  The closing is anticipated to take place in late 2012 or early 2013. There is no guarantee that this transaction will be completed under its current terms, or at all.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, Inc., its landscape nursery business. Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including the statements regarding Griffin Land’s expectations for the development potential of the approximate 49 acre parcel under contract, the completion of the land acquisition, the timing of any closing of such acquisition and other statements that are not historical facts.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements.  Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 3, 2011.  Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.